Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: WW INTERNATIONAL, INC., et al.,[1] Debtors.	Chapter 11 Case No. 25-10829 (CTG) (Jointly Administered) Ref. Docket Nos. 17, 18, 142, 143, 160 & 172

FINDINGS OF FACT, CONCLUSIONS OF LAW,

AND ORDER (I) APPROVING THE ADEQUACY OF THE

DISCLOSURE STATEMENT AND THE PREPETITION

SOLICITATION PROCEDURES AND (II) CONFIRMING THE

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION

OF WW INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

Upon consideration of the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, dated May 30, 2025, attached hereto as Exhibit A (together with all exhibits thereto, and as may be amended, modified, or supplemented, the “Plan”) and the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates [Docket No. 17], proposed by the debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”); and this Court having entered the order dated May 8, 2025 [Docket No. 73] (the “Solicitation Procedures Order”), which, among other things, (a) conditionally approved procedures for soliciting and tabulating votes on the Plan, (b) conditionally approved the form and manner of distribution of the Ballots and other notices, (c) scheduled a hearing to consider approval of the Disclosure Statement and confirmation

[1]

The Debtors in these Chapter 11 Cases, along with the last four digits of their federal tax identification numbers, to the extent applicable, are WW International, Inc. (0273), WW North America Holdings, LLC (6141), WW Canada Holdco, Inc. (5680), WW.com, LLC (4196), W Holdco, Inc. (4087), WW Health Solutions, Inc. (3859), Weekend Health, Inc. (6812), and WW NewCo, Inc. (N/A). The Debtors’ headquarters is located at 675 Avenue of the Americas, 6th Floor, New York, NY 10010.

of the Plan (the “Combined Hearing”), (d) extended the deadline for the Debtors to file the SOFAs and Schedules and Rule 2015.3 Reports through and including July 15, 2025, and conditionally waived such filing requirements if the Plan is confirmed by such date, and (f) conditionally waived the requirement to convene the Creditors’ Meeting; and the Debtors having filed the Plan Supplement on May 30, 2025 [Docket No. 142], on June 12, 2025 [Docket No. 160], and on June 17, 2025 [Docket No. 172] (collectively, and as may be amended, modified, or supplemented, the “Plan Supplement”); and upon the affidavit of service filed reflecting compliance with the notice and solicitation requirements of the Solicitation Procedures Order [Docket No. 162] (the “Notice Affidavit”); and upon the Notice of (I) Commencement of Chapter 11 Cases Under Chapter 11 of the Bankruptcy Code; (II) Combined Hearing to Consider (A) Adequacy of the Disclosure Statement and (B) Confirmation of the Plan, (III) Assumption of Executory Contracts and Unexpired Leases, (IV) Objection Deadlines, (V) Notice of Non-Voting Status of Holders of Impaired Claims or Interests Deemed to Reject the Plan and Unimpaired Claims or Interests Deemed to Accept the Plan and (VI) Opt-In Election Form for Holders in Non-Voting Classes and Summary of the Plan, which is attached as Exhibit 1 to the Solicitation Procedures Order (the “Combined Hearing Notice”); and upon the Certification of Publication of Alex Orchowski Regarding Notice of (I) Commencement of Chapter 11 Cases Under Chapter 11 of the Bankruptcy Code, (II) Combined Hearing to Consider (A) Adequacy of the Disclosure Statement and (B) Confirmation of the Plan, (III) Assumption of Executory Contracts and Unexpired Leases, (IV) Objection Deadlines, (V) Notice of Non-Voting Status of Holders of Impaired Claims or Interests Deemed to Reject the Plan and Unimpaired Claims or Interests Deemed to Accept the Plan and (VI) Opt-In Election Form for Holders in Non-Voting Classes and Summary of the Plan [Docket No. 91] (the “Publication Notice”); and upon the Declaration of Alex Orchowski of Kroll

Restructuring Administration LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, filed with this Court on June 13, 2025 [Docket No. 166] (the “Voting Declaration”); and upon the Declaration of Felicia DellaFortuna in Support of Confirmation of the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, filed with this Court on June 13, 2025 [Docket No. 164] (the “DellaFortuna Declaration”); and upon the Declaration of Jamie Baird in Support of the Debtors’ Request for an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, filed with this Court on June 13, 2025 [Docket No. 165] (the “Baird Declaration”); and upon the Memorandum of Law in Support of an Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, filed with this Court on June 13, 2025 [Docket No. 163] (the “Confirmation Memorandum”); and any objections to the Plan having been resolved or overruled by this Court pursuant to this Confirmation Order; and the Combined Hearing having been held on June 17, 2025; and upon the evidence adduced and proffered and the arguments of counsel made at the Combined Hearing; and this Court having reviewed all documents in connection with the Combined Hearing and having heard all parties requesting to be heard; and upon the record of these Chapter 11 Cases; and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; this Court hereby makes the following:

Findings of Fact and Conclusions of Law

A.  Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein, together with the findings of fact and conclusions of law set forth in the record of the Combined Hearing, constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, made applicable to these proceedings pursuant to Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent that any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.  Capitalized Terms. Capitalized terms used herein, but not defined herein, shall have the respective meanings attributed to such terms in the Plan, the Plan Supplement, and the Solicitation Procedures Order, as applicable.

C.  Jurisdiction and Venue. This Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and this Court may enter a final order consistent with Article III of the United States Constitution, and the Debtors consent to entry of this Confirmation Order under the Bankruptcy Rules and Article III of the United States Constitution. Venue of these proceedings and these Chapter 11 Cases is proper in this district and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D.  Judicial Notice. This Court takes judicial notice of the docket in these Chapter 11 Cases maintained by the Clerk of this Court or its duly appointed agent, including, without limitation, all pleadings, notices, and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during these Chapter 11 Cases, including, without limitation, the Combined Hearing.

E.  Commencement and Joint Administration. On the Petition Date, each Debtor commenced its respective Chapter 11 Case. In accordance with the Order Authorizing Joint Administration of the Debtors’ Chapter 11 Cases [Docket No. 56], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b) and Local Rule 1015-1. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee, examiner, or statutory committee has been made to the Court in these Chapter 11 Cases

F.  Objections Overruled. Any resolution or disposition of objections to approval of the Disclosure Statement or confirmation of the Plan explained or otherwise ruled upon by this Court on the record at the Combined Hearing, and as may be supplemented in a memorandum opinion, is hereby incorporated by reference. All unresolved objections, statements, joinders, informal objections, and reservations of rights, if any, related to the Disclosure Statement or confirmation of the Plan, are hereby overruled on the merits. All withdrawn objections, if any, are deemed withdrawn with prejudice. All objections to approval of the Disclosure Statement or confirmation of the Plan not filed and served prior to the deadline for filing objections to the Disclosure Statement and the Plan set forth in the Publication Notice, if any, are deemed waived and shall not be considered by this Court. All parties have had a full and fair opportunity to litigate all issues raised or might have been raised in the objections to approval of the Disclosure Statement or confirmation of the Plan, and the objections have been fully and fairly litigated or resolved, including by agreed-upon reservations of rights as set forth in this Confirmation Order.

G.  Adequacy of Disclosures in the Disclosure Statement. The Disclosure Statement contains adequate and extensive information regarding the Debtors and the Plan (and the transactions contemplated thereby) so that the parties entitled to vote on the Plan could make informed decisions regarding the Plan. The Disclosure Statement contains “adequate information” as that term is defined in section 1125(a) of the Bankruptcy Code and complies with any applicable additional requirements of the Bankruptcy Code and Bankruptcy Rules, including applicable non-bankruptcy law in accordance with section 1125(g) of the Bankruptcy Code.

H.  Plan Supplement. Prior to the Combined Hearing, the Debtors filed the Plan Supplement. The Plan Supplement complies with the terms of the Solicitation Procedures Order and the Plan, and the filing and notice of the Plan Supplement were appropriate and complied with the requirements of the Bankruptcy Code, and the Bankruptcy Rules, and no other or further notice is or shall be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. The Debtors are authorized to modify, alter, amend or update the Plan Supplement documents following entry of this Confirmation Order in a manner consistent with this Confirmation Order and the Plan, subject to any consent or consultation rights contained therein and in the Restructuring Support Agreement and compliance with the Bankruptcy Code and the Bankruptcy Rules.

I.  Solicitation Procedures Order. On May 8, 2025, this Court entered the Solicitation Procedures Order [Docket No. 73], which, among other things, fixed June 6, 2025 at 4:00 p.m. ET as the Objection Deadline, fixed June 6, 2025 at 5:00 p.m. ET as the Voting Deadline, and fixed June 17, 2025, at 1:00 p.m. ET as the date and time for the Combined Hearing. The Debtors’ use of the Combined Notice to solicit votes to accept or reject the Plan was authorized by the Solicitation Procedures Order.

J.  Mailing of Solicitation and Confirmation Materials. As is evidenced by the Voting Declaration and the Notice Affidavit, the transmittal and service of the Plan, the Ballots, the Combined Hearing Notice, the Member Notice, the Publication Notice and the Opt-In Forms were adequate and sufficient under the circumstances, and all parties required to be given notice of the Disclosure Statement, the Plan and the Combined Hearing (including the deadline for filing and serving objections to final approval of the Disclosure Statement as containing adequate information and confirmation of the Plan) and any applicable bar dates and hearings described in the Solicitation Procedures Order have been given due, proper, timely, and adequate notice thereof in accordance with the Solicitation Procedures Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and applicable non-bankruptcy law, and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice of the Disclosure Statement, the Plan or the Combined Hearing is required.

K.  Solicitation and Voting. The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and the Solicitation Package provided the opportunity for voting creditors to opt into the releases. Such solicitation complied with sections 1125 and 1126 and all other applicable sections of the Bankruptcy Code, Rules 3017, 3018, and 3019 of the Bankruptcy Rules, the Solicitation Procedures Order, and all other applicable rules, laws, and regulations, including exemptions from registration pursuant to section 4(a)(2) and/or Regulation S of the Securities Act, as applicable. The period during which the Debtors solicited acceptances of or rejections to the Plan complied with the applicable sections of the Bankruptcy Code and all other applicable rules, laws, and regulations and was a sufficient period of time for each Holder in the Voting Class (as defined below) to make an informed decision to accept or reject the Plan. The procedures by which the Ballots for acceptance or rejection of the Plan were distributed and tabulated under the circumstances of these Chapter 11 Cases were fair, properly conducted, and complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable non-bankruptcy law and the Solicitation Procedures Order.

L.  Voting Declaration. Before the Combined Hearing, the Debtors filed the Voting Declaration. The Voting Declaration was admitted into evidence during the Combined Hearing. The procedures used to tabulate ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations. As set forth in the Plan, Holders of First Lien Claims in Class 3 (the “Voting Class”) were eligible to vote on the Plan in accordance with the voting procedures. Holders of Claims in Classes 1, 2, 4, 5 (if so treated), and 6 (if so treated) (collectively, the “Presumed Accepting Classes”) are Unimpaired and conclusively presumed to accept the Plan and, therefore, did not vote to accept or reject the Plan. Holders of Claims in Classes 5 (if so treated), 6 (if so treated), and 7 (collectively, the “Deemed Rejecting Classes”) are Impaired and are, therefore, deemed to have rejected the Plan.

M.  Opt-In Procedures. The procedures for opting in to the third-party release set forth in the Ballots and the Opt-In Form, including the deadline to opt into the third-party release, are good, sufficient, and adequate to bind the applicable parties to the third-party release and are approved in all respects. The procedures used for tabulation of elections to opt into the third-party release are approved in all respects. Any party that (a) elected on the Ballots and Opt-In Form to opt into the third-party release and (b) timely submitted such election prior to the deadline to opt into the third-party release shall be a Releasing Party and a Released Party.

N.  Bankruptcy Rule 3016. In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the plan proponents. In accordance with Bankruptcy Rule 3016(b),

the Debtors appropriately filed the Disclosure Statement and the Plan with this Court. The injunction, release, and exculpation provisions in the Disclosure Statement and the Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined, released, and exculpated and identify the entities that will be subject to the injunction, releases, and exculpations, thereby satisfying Bankruptcy Rule 3016(c).

O.  Burden of Proof – Confirmation of the Plan. The Debtors, as proponents of the Plan, have met their burden of proving the satisfaction of the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for confirmation of the Plan.

P.  Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). As set forth below, the Plan complies with all the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

Q.  Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In addition to Administrative Claims, Professional Fee Claims, Priority Tax Claims, Restructuring Expenses, and the U.S. Trustee Fees, which need not be classified, the Plan designates seven Classes of Claims and Interests. The Claims or Existing Equity Interests placed in each Class are substantially similar to other Claims or Existing Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Existing Equity Interests created under the Plan, and such Classes do not unfairly discriminate between similarly situated Holders of Claims and Existing Equity Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

R.  Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims) (if so treated), and Class 6 (Intercompany Interests) (if so treated) are Unimpaired under the Plan and within the meaning of section 1124 of the Bankruptcy Code. Thus, section 1123(a)(2) of the Bankruptcy Code is satisfied.

S.  Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Class 3 (First Lien Claims), Class 5 (Intercompany Claims) (if so treated), Class 6 (Intercompany Interests) (if so treated), and Class 7 (Existing Equity Interests) as Impaired under the Plan and within the meaning of section 1124 of the Bankruptcy Code, and specifies the treatment of Claims and Interests in such Classes. Thus, section 1123(a)(3) of the Bankruptcy Code is satisfied.

T.  No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Existing Equity Interest in each respective Class unless the holder of a particular Claim or Existing Equity Interest has agreed to a less favorable treatment of such Claim or Existing Equity Interest. Thus, section 1123(a)(4) of the Bankruptcy Code is satisfied.

U.  Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents included in the Plan Supplement provide adequate and proper means for the Plan’s execution and implementation. Thus, section 1123(a)(5) of the Bankruptcy Code is satisfied.

V.  Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). The Plan does not provide for the issuance of non-voting securities. Therefore, section 1123(a)(6) of the Bankruptcy Code is satisfied.

W.  Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)). The Plan provides that the Debtors will disclose the members of the New Board and the identity of the officers and directors of the Reorganized Debtors, to the extent known, prior to or at the Confirmation Hearing. The Plan Supplement further provides that the Debtors reserve the right to disclose changes or additions to the New Board prior to the Effective Date. Any provisions of the Plan and Plan Supplement governing the manner of selection of any officer, director or manager are consistent with the interests of Holders of Claims and Interests, creditors and public policy, therefore satisfying section 1123(a)(7) of the Bankruptcy Code.

X.  Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code, are in the best interests of the Debtors and their Estates, and are consistent with the applicable provisions of the Bankruptcy Code, and the Bankruptcy Rules.

Y.  Impairment or Unimpairment of Any Class of Claims or Interests. Pursuant to the Plan, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

Z.  Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(1), (b)(2)). Article VI of the Plan provides that all Executory Contracts and Unexpired Leases of the Debtors that have not been assumed, assumed and assigned, or rejected prior to the Effective Date, or are not subject to a motion to assume or reject filed before the Effective Date, shall be deemed assumed pursuant to the Confirmation Order, as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was assumed, assumed and assigned, or rejected previously by the Debtors, (ii) expired or terminated pursuant to its own terms prior to the Effective Date, (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is included on the Schedule of

Rejected Contracts which may be amended from time to time by the Debtors with the consent of the Ad Hoc Group Advisors (not to be unreasonably withheld) to add or remove Executory Contracts and Unexpired Leases, in which case the Executory Contracts and Unexpired Leases included on the Schedule of Rejected Contracts shall be deemed rejected on the Confirmation Date. The Debtors’ determinations regarding the assumption, assumption and assignment, assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan, and are in the best interests of the Debtors, their Estates, Holders of Claims and Interests, and other parties in interest in these Chapter 11 Cases.

AA.  Compromises and Settlements Under and in Connection with the Plan (11 U.S.C. § 1123(b)(3)(A)). In accordance with section 1123(b)(3)(A) of the Bankruptcy Code, and in consideration for the distributions and other benefits provided under the Plan and with the support of the various creditors, stakeholders, and other parties in interest, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, Causes of Action, as applicable, and controversies released, settled, compromised, or otherwise resolved pursuant to the Plan. All of the settlements and compromises pursuant to and in connection with the Plan, including those contained in the Restructuring Support Agreement, comply with the requirements of section 1123(b)(3) of the Bankruptcy Code.

BB.  Releases, Exculpations, and Injunctions (11 U.S.C. § 1123(b)(3)(B)). The Plan is consistent with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions of the Plan, including the Debtor releases contained in Article XI.D of the Plan, constitute good faith compromises and settlements of all Claims and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Existing Equity Interest may have with respect to any Allowed Claim or Existing Equity Interest, or any distribution to be made on account of such Allowed Claim or Existing Equity Interest, good and valid justifications have been demonstrated in support of the Debtor releases and such compromises and settlements, and the compromises and settlements of all such Claims and controversies are in the best interests of the Debtors, their Estates, the Reorganized Debtors and Holders of Claims and Existing Equity Interests, and are fair, equitable and reasonable. Due and adequate notice of the third-party releases contained in Article XI.E of the Plan has been provided, and such third-party releases are consensual and appropriate. The exculpation contained in Article XI.C of the Plan is appropriate.

(i)  Debtor Release. The Debtors have satisfied section 1123(b)(3) of the Bankruptcy Code with respect to the propriety of the Debtor releases contained in Article XI.D of the Plan (such releases, the “Debtor Release”). The Debtor Release is a necessary and integral element of the Plan, is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates, and complies with the absolute priority rule. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Estates and the critical nature of the Debtor Release to the Plan.

(ii)  Third-Party Release. The third-party releases contained in Article XI.E of the Plan (such releases, the “Third-Party Release”) are a necessary and an integral element of the Plan, are fair, consensual, equitable, reasonable, and are in the best interests of the Debtors, their Estates, and all Holders of Claims and Equity Interests. The scope of the Third-Party Release is also appropriately tailored to the facts and circumstances of these Chapter 11 Cases. For the reasons set forth above, each of the Released Parties has also made significant concessions and contributions to these Chapter 11 Cases.

(iii)  Exculpation. The exculpation set forth in Article XI.C of the Plan (the “Exculpation”) appropriately affords protection to those parties who are Estate fiduciaries and constructively participated in and contributed to the Debtors’ chapter 11 process consistent with their duties under the Bankruptcy Code, and it is appropriately tailored to protect the Exculpated Parties from unnecessary litigation. The Exculpation is reasonable in scope as it does not relieve any party of liability for an act or omission to the extent such act or omission is determined by a Final Order to constitute actual fraud, willful misconduct, or gross negligence. The Exculpation meets the standard to which fiduciaries are held as reflected in In re PWS Holding Corp., 228 F.3d 224 (3d Cir. 2000) and is therefore approved.

(iv)  Injunction. The injunction set forth in Article XI.F of the Plan is essential to the Plan and is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the exculpation provisions in Article XI of the Plan. The injunction is appropriately tailored to achieve these purposes.

CC.  Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). Pursuant to section 1129(a)(2) of the Bankruptcy Code, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1122, 1123, 1124, 1125, and 1126 of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order governing notice, disclosure, and solicitation in connection with the Plan, the Plan Supplement, and all other matters considered by this Court in connection with confirmation of the Plan. Specifically, each Debtor:

1.	is eligible to be a debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

2.	has complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of this Court; and

3.

complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, any applicable non-bankruptcy law, rule, and regulation, the Solicitation Procedures Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

The Debtors and their agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with respect to the offering, issuance, and distribution of recoveries under the Plan and, therefore are not and, on account of such distributions, will not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan so long as such distributions are made consistent with and pursuant to the Plan.

DD.  Plan Proposed in Good Faith and Not by Means Forbidden by Law (11 U.S.C. § 1129(a)(3)). The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and the Solicitation Procedures Order. The Exculpated Parties participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation or purchase of the securities offered under the Plan, and therefore are entitled to the protections of section 1125(e) of the Bankruptcy Code. The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law. The Debtors’ good faith is evidenced from the facts and record of these Chapter 11 Cases, the Disclosure Statement, the record of the Combined Hearing, and other proceedings held in these Chapter 11 Cases. The terms of the Plan (including all documents necessary to effectuate the Plan) were negotiated at arm’s length among the Debtors, the Consenting Creditors, and their respective advisors and are in the best interests of the Debtors, the Reorganized Debtors, the Debtors’ Estates, and the Holders of Claims and Existing Equity

Interests and other parties in interest. The payment of fees and expenses in connection with the Plan (including, without limitation, under the Restructuring Support Agreement and the Cash Collateral Orders, and under all documents necessary to effectuate the Plan, including the New Term Loan Documents) is fair and reasonable and supported by reasonably equivalent value and fair consideration. The Debtors filed these Chapter 11 Cases with the belief that the Debtors were in need of restructuring, and the Plan was negotiated and proposed with the intent to maximize stakeholder value and for no ulterior purpose. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

EE.  Debtors’ Modifications to the Plan (11 U.S.C. § 1127(a)). The amendments and modifications to the solicitation version of the Plan since the filing thereof, including as reflected and incorporated into the Plan, are shown in the redline filed with this Court on May 30, 2025 [Docket No. 143]. Pursuant to section 1127 of the Bankruptcy Code, such amendments and modifications are either not material or do not adversely change the treatment of any Holders of Claims and Interests. Pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. The Plan, as modified, is deemed accepted by all Holders of Claims who have previously accepted the Plan.

FF.  Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). The procedures set forth in the Plan for this Court’s approval of the fees, costs, and expenses to be paid in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

GG.  Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). In accordance with the Plan, to the extent known, the members of the New Board and the identity of the officers and directors of the Reorganized Debtors were disclosed in the Plan Supplement. The Plan Supplement further provides that the Debtors reserve the right to disclose changes or additions to the New Board prior to the Effective Date. The appointment to, or continuance in, the office of the applicable persons is consistent with the interests of holders of Claims and Existing Equity Interests and with public policy. Thus, the Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

HH.  Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The evidence in support of the Plan that was proffered or adduced at the Combined Hearing, including the Liquidation Analysis annexed to the Disclosure Statement as Exhibit B, and the facts and circumstances of these Chapter 11 Cases, establishes that each holder of a Claim or Interest in such Impaired Classes will receive or retain property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. As a result, the Debtors have demonstrated that the Plan is in the best interests of their creditors and equity holders, and the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

II.  Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 4 (General Unsecured Claims), Class 5 (Intercompany Claims) (if so treated), and Class 6 (Intercompany Interests) (if so treated) are left unimpaired under the Plan. Class 3 (First Lien Claims) has voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, thereby satisfying section 1129(a)(8) as to that Class. Class 5 (Intercompany Claims) (if so treated), Class 6 (Intercompany Interests) (if so treated), and

Class 7 (Existing Equity Interests) are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, section 1129(a)(8) of the Bankruptcy Code has not and cannot be satisfied. The Plan, however, is still confirmable because the Plan satisfies the nonconsensual confirmation provisions of section 1129(b) of the Bankruptcy Code, as set forth below.

JJ.  Treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, Restructuring Expenses, and U.S. Trustee Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, Restructuring Expenses and U.S. Trustee Fees pursuant to Article II of the Plan satisfies section 1129(a)(9) of the Bankruptcy Code.

KK.  Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). Class 3 (First Lien Claims) is an Impaired Class of Claims that voted to accept the Plan with respect to each of the Debtors, determined without including any acceptance of the Plan by any insider. As such, there is at least one class of Claims that is Impaired under the Plan and has accepted the Plan at each Debtor, without including any insiders’ acceptance of the Plan. Therefore, section 1129(a)(10) of the Bankruptcy Code is satisfied.

LL.  Feasibility (11 U.S.C. § 1129(a)(11)). The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in declarations filed in connection with the Combined Hearing establish that the Debtors have the wherewithal to make all payments and otherwise comply with their financial commitments under the Plan. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Combined Hearing: (i) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (ii) utilize reasonable and appropriate methodologies and assumptions; (iii) have not been controverted by other persuasive evidence; (iv) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization except as provided in the Plan; and (v) establish that the Debtors and their Estates and the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. Thus, section 1129(a)(11) of the Bankruptcy Code is satisfied.

MM.  Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under 28 U.S.C. § 1930 have been paid or will be paid on or before the Effective Date pursuant to the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

NN.  Miscellaneous Provisions (11 U.S.C. §§ 1129 (a)(6), 1129(a)(13)–(16)). Sections 1129(a)(6), (a)(13)–(16) of the Bankruptcy Code are inapplicable to confirmation, as the Debtors (i) will not have any businesses involving the establishment of rates (section 1126(a)(6)), (ii) are not obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) (section 1129(a)(13)), (iii) have no domestic support obligations (section 1129(a)(14)), (iv) are not individuals (section 1129(a)(15)), and (v) are not nonprofit corporations (section 1129(a)(16)).

OO.  No Unfair Discrimination; Fair and Equitable Treatment (11 U.S.C. § 1129(b)). The classification and treatment of Claims and Interests in Class 5 (Intercompany Claims) (if so treated), Class 6 (Intercompany Interests) (if so treated), and Class 7 (Existing Equity Interests), which are deemed to have rejected the Plan, is proper pursuant to section 1122 of the Bankruptcy Code, does not discriminate unfairly, and is fair and equitable pursuant to section 1129(b)(1) of the Bankruptcy Code with respect to each Class that is deemed to have rejected the Plan. The holders of Claims in Class 3 (First Lien Claims) have agreed to voluntarily reallocate 9% of the New Common Equity on a pro rata basis (pre-dilution from the MIP) to holders of Claims in Class 7 from New Common Equity that the holders of Claims in Class 3 are otherwise entitled to under the Bankruptcy Code, subject to the achievement of the Milestones (as defined in the Restructuring Support Agreement), including the occurrence of the Plan Effective Date no later than the Plan Outside Date (as defined in the Restructuring Support Agreement). There is no Class of Claims or Interests junior to the holders of Claims and Interests in Class 5, Class 6, and Class 7 that will receive or retain property under the Plan on account of their Claims or Interests and no objecting Class of Claims or Interests has been “skipped” over as a result of the reallocation. Accordingly, the Plan does not violate the absolute priority rule, does not discriminate unfairly, and is fair and equitable with respect to each Class that is deemed to have rejected the Plan. Thus, the Plan satisfies section 1129(b) of the Bankruptcy Code.

PP.  Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only chapter 11 plan filed in these Chapter 11 Cases, and section 1129(c) of the Bankruptcy Code is therefore satisfied.

QQ.  Principal Purpose (11 U.S.C. § 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes, nor the avoidance of the application of section 5 of the Securities Act of 1933, and no governmental unit has objected to Confirmation on any such grounds. Accordingly, section 1129(d) of the Bankruptcy Code is inapplicable.

RR.  Satisfaction of Confirmation Requirements. Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Combined Hearing, the Plan and the Debtors, as applicable, satisfy all the requirements for confirmation set forth in section 1129 of the Bankruptcy Code, and should be confirmed.

SS.  Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors, the Released Parties, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders, and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules in connection with all of their respective activities relating to the support of the Plan and Consummation of the Plan, including, among other things, the execution, delivery, and performance of the Restructuring Support Agreement and solicitation and acceptances of the Plan, as applicable, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

I.	Notice

1.  As evidenced by the Notice Affidavit, the Combined Hearing Notice, the Combined Notice and the Member Notice, notice of each of the Disclosure Statement, the Plan, the Executory Contract Procedures, the Plan Supplement, and the Combined Hearing was appropriate and satisfactory in all respects. Furthermore, the service of the foregoing, including the Combined Notice, the notices of nonvoting status, and the Member Notice, and the deadlines for (x) voting to accept or reject the Plan, (y) objecting to the Disclosure Statement and the Plan and (z) objecting to assumption of Executory Contracts and Unexpired Leases afforded parties in interest timely, sufficient, appropriate and adequate notice of the Combined Hearing and all of the applicable deadlines, were appropriate and satisfactory and are approved in all respects.

II.	Combined Hearing on the Disclosure Statement and Plan Confirmation

2.  It was appropriate to hold the Combined Hearing on the Debtors’ request for approval of the Disclosure Statement and confirmation of the Plan under sections 105(d)(2)(B)(vi) and 1125(g) of the Bankruptcy Code, and Bankruptcy Rule 3018(b).

III.	Approval of the Disclosure Statement

3.  The Disclosure Statement is approved in all respects as containing “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) in accordance with section 1125 of the Bankruptcy Code.

4.  Any and all objections and reservations of rights to the Disclosure Statement that have not been withdrawn, waived, or resolved prior to the Combined Hearing are hereby overruled on the merits.

IV.	Solicitation

5.  Prior to the Petition Date, the Solicitation Package was transmitted and served in compliance with sections 1125(g) and 1126(b) of the Bankruptcy Code, the Bankruptcy Rules, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations applicable to such solicitation, including exemptions from registration pursuant to section 4(a)(2) and/or Regulation S of the Securities Act, as applicable.

6.  The instructions in the Solicitation Package, including in the Ballots, adequately informed the Holders of Claims in the Voting Class of June 6, 2025 at 5:00 p.m. (ET) as the deadline to submit completed Ballots and how to properly complete and submit the Ballots.

7.  Accordingly, the Solicitation Package, including the Ballots, adequately addressed the particular needs of these Chapter 11 Cases and are appropriate, and the Ballots are hereby approved in all respects. The Solicitation Procedures were appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, were conducted in good faith, complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations, and are approved.

8.  Any and all objections and reservations of rights to the Solicitation Package and the Solicitation Procedures that have not been withdrawn, waived, or resolved prior to the Combined Hearing are hereby overruled on the merits.

V.	Voting

9.  As set forth in the Voting Affidavit, 100% of Holders of Class 3 First Lien Claims in number and 100% in dollar amount that voted on the Plan voted to accept the Plan; and votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures.

VI.	Confirmation of the Plan

10.  The requirements for Confirmation set forth in sections 1129(a) and 1129(b) of the Bankruptcy Code, which include by reference sections 1122(a) and 1123(a)(1), of the Bankruptcy Code have been satisfied. The Plan, attached hereto as Exhibit A, as and to the extent modified by this Confirmation Order, is confirmed pursuant to section 1129 of the Bankruptcy Code. All ancillary Plan documents necessary for implementing the Plan, including those in the Plan Supplement, are approved.

11.  Any and all objections and reservations of rights to the Plan that have not been withdrawn, waived, or resolved prior to the Combined Hearing are hereby overruled on the merits. To the extent that any objections (including any reservations of rights contained therein) to Confirmation have not been withdrawn, waived, or settled before entry of this Confirmation Order, are not cured by the relief granted in this Confirmation Order, or have not been otherwise resolved as stated on the record of the Combined Hearing, all such objections (including any reservation of rights contained therein) are hereby overruled in their entirety and on their merits in all respects. All objections to confirmation, not filed and served prior to the deadline for filing objections to the Plan set forth in the Combined Hearing Notice, are deemed waived and shall not be considered by this Court.

12.  Each term of the Plan, the Plan Supplement, and each exhibit thereto is incorporated herein by reference and, collectively, are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, the Letter of Credit Reimbursement Agreement and the Cash Collateral Agreement with Bank of America, N.A. related to letters of credit, and all other relevant and necessary documents are authorized and shall be valid, effective and binding as of the Effective Date on the Debtors, their Estates, the Reorganized Debtors, Holders of Claims and Interests, and other parties in interest, upon execution and delivery, as applicable, in accordance with their terms without the need for any further notice to or action, order or approval of this Court. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document, agreement, or exhibit does not impair the effectiveness of that article, section, or provision, it being the intent of this Court that the Plan, the Plan Supplement, and any related document, agreement, or exhibit are approved in their entirety. This Confirmation Order constitutes this Court’s approval, as of the Effective Date, of the compromises and settlements of all Claims, Existing Equity Interests and controversies described in paragraph AA of this Confirmation Order or as otherwise set forth in the Plan, and such compromises and settlements shall be effective and binding on all parties in interest on the Effective Date. The failure to specifically include or refer to any particular article, section or provision of the Plan, Plan Supplement or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision.

13.  To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan, the Plan Supplement, or this Confirmation Order, and effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all Claims and Existing Equity Interests therein will be in exchange for and in complete satisfaction, settlement, discharge and release of all Claims and Existing Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all Holders of Claims and Existing Equity Interests, notwithstanding whether any such Holders were deemed to reject the Plan, abstained from voting to accept or reject the Plan or voted to reject the Plan; (iii) all Claims and Existing Equity Interests will be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g), 502(h) or 502(i) of the Bankruptcy Code; and (iv) except as otherwise expressly provided for in the Plan, the Plan Supplement, or this Confirmation Order, all Entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims (other than with respect to Claims that are Unimpaired under the Plan) or Existing Equity Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

14.  The discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article XI of the Plan, including, for the avoidance of doubt, the Debtor Release and the Third-Party Release, are hereby approved in their entirety as if set forth herein, and except as otherwise provided in the Plan, binding on all parties in interest on the Effective Date. Entry of this Confirmation Order constitutes this Court’s approval of the discharge, compromises, settlements, releases, exculpations and injunctions described in the Plan by the Debtors, Reorganized Debtors, and the Debtors’ Estates, and by Holders of Claims and Existing Equity Interests pursuant to the Third-Party Release, which includes by reference each of the related provisions and its finding of the matters in paragraphs AA–BB of this Confirmation Order.

15.  Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or this Confirmation Order, all entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article XI.D or Article XI.E of the Plan, discharged pursuant to Article XI.B of the Plan, or are subject to exculpation pursuant to Article XI.C of the Plan, are permanently enjoined, from and after the Effective Date, pursuant to section Article XI.F of the Plan.

16.  Notwithstanding anything in the Plan to the contrary, Confirmation shall not release, exculpate, discharge or enjoin the assertion of any rights or claims of the Debtors’ members in their capacity as such, and any and all such rights and claims shall be unaffected by the Plan.

17.  The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in form attached hereto as Exhibit B (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix maintained by the Debtors’ claims and noticing agent, Kroll Restructuring Administration LLC, and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five (5) business days after the Effective Date, or as soon as reasonably practicable thereafter.

VII.	Implementation of the Plan

18.  Pursuant to section 1142(b) of the Bankruptcy Code, upon effectiveness of this Confirmation Order, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to take any and all actions as may be necessary or appropriate to effectuate, implement, consummate and further evidence the terms and conditions of the Plan, including the Restructuring Transactions and the filing of appropriate certificates or articles of incorporation or formation, reincorporation, merger, conversion, dissolution, cancellation or other organizational documents, as applicable, pursuant to applicable state law, without the need for any further notice to or action, order or approval of this Court. The Debtors and the Reorganized Debtors, as applicable, shall be authorized to dissolve Debtor WW NewCo, Inc. and to take any and all actions necessary or appropriate in connection with such dissolution without further order of this Court.

19.  The approvals and authorizations specifically set forth in this Confirmation Order are not intended to limit the authority of the Debtors or Reorganized Debtors to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order, including, without limitation, any actions to facilitate any foreign regulatory approvals.

VIII. Vesting of Assets in the Reorganized Debtors

20.  Except as may otherwise be provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated therein or in the Plan Supplement, on or after the Effective Date, all property and assets of the Debtors’ Estates (including Causes of Action, but only to the extent such Causes of Action have not been waived or released pursuant to the terms of the Plan, pursuant to an order of this Court, or otherwise) and any property and assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors, free and clear of all Liens or Claims. Except as may be otherwise provided in the Plan, on and after the Effective

Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, this Confirmation Order, or the New Organizational Documents.

IX.	Issuance and Distribution of the New Common Equity

21.  To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance, and distribution of the New Common Equity pursuant to the terms of the Plan and this Confirmation Order comply with section 1145 of the Bankruptcy Code and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state or local law.

22.  Any and all such New Common Equity (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) subject to the terms of the New Organizational Documents, will be freely tradable and transferable by any initial recipient thereof that (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within 90 days of such transfer, and (c) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

23.  The Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of the New Common Equity under applicable securities laws.

24.  On the Effective Date, the Reorganized Debtor shall issue or reserve for issuance all of the New Common Equity in accordance with the terms of the Plan and the New Organizational Documents. The issuance of the New Common Equity is authorized without the need for further corporate or other action or any consent or approval. All of the New Common Equity issuable under the Plan and this Confirmation Order shall, when so issued be duly authorized, validly issued, fully paid, and non-assessable. The New Organizational Documents shall be binding on all holders of New Common Equity regardless of whether such holder delivers a signature page to the applicable New Organizational Documents.

25.  DTC and any transfer agent or similar agent shall be required to accept and conclusively rely upon the Plan and this Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC and any transfer agent or similar agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediates shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or others contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

X.	Professional Fee Claims

26.  All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred before the Effective Date must be filed no later than forty-five (45) days after the Effective Date; provided, that any Professional who is subject to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further order of this Court, pursuant to the Ordinary Course Professionals Order. This Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Court orders. For the avoidance of doubt, no fee applications will be required in respect of services performed by Professionals on and after the Effective Date. The Reorganized Debtors shall pay Professional Fee Claims owing to the Professionals in Cash in the amount this Court Allows from funds held in the Professional Fee Escrow Account within three (3) Business Days after such Professional Fee Claims are Allowed by entry of an order of this Court. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Professionals, the Reorganized Debtors shall pay such amounts in Cash within three (3) Business Days of entry of the order approving such Professional Fee Claims.

27.  No later than five (5) days before the anticipated Effective Date, the Professionals shall deliver to the Debtors their reasonable and good-faith estimates for purposes of the Debtors computing the Professional Fee Reserve Amount. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with this Court. If a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional. Prior to or on the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount.

XI.	U.S. Trustee Fees

28.  All fees under section 1930 of Title 28 of the United States Code plus any interest thereon pursuant to 31 U.S.C. § 3717 (“Quarterly Fees”) payable on or before the Effective Date shall be paid by the Debtors in full in Cash on the Effective Date. On and after the Effective Date, the Reorganized Debtors shall pay any and all Quarterly Fees in full in Cash when due in each Chapter 11 Case for each quarter (including any fraction thereof) until the earliest of such Chapter 11 Case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code. The Debtors shall file all monthly operating reports due before the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors shall file with this Court a post-confirmation quarterly report for each Chapter 11 Case for each quarter (including any fraction thereof) such case is pending, using UST Form 11-PCR. Notwithstanding anything to the contrary in the Plan, (i) Quarterly Fees are Allowed; (ii) the U.S. Trustee shall not be required to file any proof of claim or any other request(s) for payment with respect to Quarterly Fees; and (iii) the U.S. Trustee shall not be treated as providing any release under the Plan.

XII.  Restructuring Expenses

29.  The Restructuring Expenses and the Adequate Protection Fees (as defined in the Cash Collateral Orders) incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of these Chapter 11 Cases) without the requirement to file a fee application with this Court and without any requirement for further Court review or approval (other than Confirmation of the Plan); provided, that, the Debtors and the Reorganized Debtors (as applicable) shall have the right to review summary invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) comprising the Restructuring Expenses and, to the extent set forth in any engagement or fee letter between the Debtors and any Ad Hoc Group Advisor, object to any such Restructuring Expenses on reasonableness grounds. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors before the anticipated Effective Date; provided, further, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors or the Reorganized Debtors, as applicable.

XIII.  New Term Loans and Letter of Credit Obligations

30.  On the Effective Date, the Reorganized Debtors are authorized without further approval of this Court to enter into the New Credit Agreement with respect to the New Term Loans, and any other ancillary documents or agreements (collectively, the “New Term Loan Documents”), to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder, including, without limitation, obligations relating to the payment or reimbursement of any fees, expenses, losses, damages, or indemnities (as set forth in the New Term Loan Documents). The New Term Loan Documents are an essential element of the Plan, necessary for confirmation and consummation of the Plan, and critical to the overall success and feasibility of the Plan. Entry into and consummation of the transactions contemplated by the New Term Loan Documents are in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and Equity Interests and are approved in all respects. The Debtors have exercised reasonable business judgment in determining to enter into the New Term Loan Documents and have provided sufficient and adequate notice of the New Term Loan Documents. The terms and conditions of the New Term Loan Documents have been negotiated in good faith, at arm’s-length, are fair and reasonable and are approved.

31.  The New Term Loan Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with their terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, or this Confirmation Order. Entry of this Confirmation Order constitutes approval of any fees payable under the New Term Loan Documents to the lenders party thereto, as of the Effective Date. On the Effective Date, all of the Liens and security interests granted pursuant to, or in connection with the New Term Loan Documents (w) shall be deemed granted, (x) shall be valid, binding, enforceable first priority Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the New Term Loan Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Term Loan Documents, (y) shall be deemed automatically perfected on the Effective Date (without any further action required by the Debtors or the Reorganized Debtors, as applicable, the applicable agent or any of the applicable lenders), and (z) shall not be enjoined or subject to discharge, impairment, release, avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purpose whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

32.  The New Credit Agreement Agent is authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, including mortgages or amendments or assignments thereof in order to evidence the first priority Liens, pledges, mortgages, and security interests granted in connection with the New Term Loan Documents. The guaranties, mortgages, pledges, Liens, and other security interests granted in connection with the New Term Loan Documents are granted in good faith as an inducement to the lenders and holders, as applicable, to extend credit thereunder, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance and the priorities of such Liens, mortgages, pledges, and security interests shall be as set forth in the New Term Loan Documents. The New Term Loan Documents shall be binding on all holders of New Term Loans regardless of whether such holder delivers a signature page to the applicable New Term Loan Documents.

33.  Notwithstanding anything to the contrary herein or in the Plan, the Debtors and Reorganized Debtors shall not grant any liens under the Plan or this Order against any Unexpired Lease of non-residential real property but may grant liens against any proceeds of such leases. Nothing herein or in the Plan shall authorize the Debtors or Reorganized Debtors to violate the terms of any Unexpired Leases assumed pursuant to the Plan including, but not limited to, by permitting access to any leased premises to any Entity other than in accordance with applicable non-bankruptcy law or as may otherwise be provided for in the applicable Unexpired Lease.

34.  On the Effective Date, the Reorganized Debtors are authorized without further approval of this Court to enter into the Letter of Credit Reimbursement Agreement and the Cash

Collateral Agreement with Bank of America, N.A. (“BofA”) in order to continue the letters of credit outstanding under the First Lien Credit Agreement, and any other ancillary documents or agreements (collectively, the “LC Documents”), on such terms as are acceptable to BofA, the Ad Hoc Group, and the Reorganized Debtors, in their sole discretion, and to deposit cash in an amount acceptable to BofA, the Ad Hoc Group, and the Reorganized Debtors (the “Pledged LC Cash Collateral”) into an account maintained by BofA as collateral for the letters of credit, and to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder, including, without limitation, obligations relating to the payment or reimbursement of any fees, expenses, losses, damages, or indemnities (as set forth in the LC Documents). Entry into and consummation of the transactions contemplated by the LC Documents are in the best interests of the Debtors, the Debtors’ Estates and Holders of Claims and Equity Interests and are approved in all respects. The Debtors have exercised reasonable business judgment in determining to enter into the LC Documents and for the renewal, extension or continuance of the letters of credit, as applicable. The terms and conditions of the LC Documents have been negotiated in good faith, at arm’s-length, are fair and reasonable and are approved.

35.  The LC Documents shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with their terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, or this Confirmation Order. Entry of this Confirmation Order constitutes approval of any fees payable under the LC Documents to BofA, as of the Effective Date. On the Effective Date, all of the liens and security interests granted pursuant to, or in connection with the LC Documents (w) shall be deemed granted, (x)

shall be valid, binding, enforceable first priority liens and security interests in the Pledged LC Cash Collateral, (y) shall be deemed automatically perfected on the Effective Date (without any further action required by the Debtors or the Reorganized Debtors, as applicable), and (z) shall not be enjoined or subject to discharge, impairment, release, avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purpose whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

36.  BofA is authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, in order to evidence the first priority liens, pledges, mortgages, and security interests granted in connection with the LC Documents in and to the Pledged LC Cash Collateral. The pledges, liens, and other security interests granted in connection with the LC Documents are granted in good faith as an inducement to BofA to extend credit thereunder, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance and shall be senior to all other liens, pledges, and security interests in the Pledged LC Cash Collateral.

XIV.	Disallowance of Claims

37.  Except as otherwise specifically provided for in the Plan, this Confirmation Order, or Debtors’ Motion for Entry of an Order, Pursuant to Sections 105(a), 365(a), and 554 of the Bankruptcy Code, Authorizing the Debtors to (I) Reject an Unexpired Lease of Nonresidential Real Property and (II) Abandon Any Remaining Personal Property Located on the Premises, Effective as of June 30, 2025 [Docket No. 147], or as otherwise agreed, Holders of Unimpaired Claims need not file Proofs of Claim, and any and all Proofs of Claim filed with respect to Unimpaired Claims or an Executory Contract or Unexpired Lease shall be deemed disallowed and expunged from the claims register on the Effective Date without the need for any further notice to or action, order, or approval of this Court.

38.  Solely to the extent that an Entity, if any, is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for any further notice to or action, order, or approval of this Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in Article VIII of the Plan.

39.  All Proofs of Claim required to be filed, if any, that are filed after the date that they are required to be filed pursuant to the Plan may be disallowed and forever barred, estopped and enjoined from assertion, and may not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order or approval of this Court or any other Entity, unless leave to file is obtained via order of this Court or the written authorization of the Reorganized Debtors, in accordance with Article VIII.A of the Plan.

XV.	Treatment of Executory Contracts and Unexpired Leases

40.  The Executory Contract Procedures are approved in all respects.

41.  As of the Effective Date, except as otherwise provided in the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed (subject to any amendments the parties to such Executory Contract or Unexpired Lease agree upon), and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, without the need for any further notice to or action, order or approval of this Court, unless such Executory Contract or Unexpired Lease: (a) was assumed or rejected previously by such Debtor; (b) expired or terminated pursuant to its own terms prior to the Effective Date; (c) is the subject of a motion to reject filed on or before the Effective Date; or (d) is included on the Schedule of Rejected Contracts which may be amended from time to time by the Debtors with the consent of the Ad Hoc Group Advisors (not to be unreasonably withheld) to add or remove Executory Contracts and Unexpired Leases, in which case the Executory Contracts and Unexpired Leases included on the Schedule of Rejected Contracts shall be deemed rejected on the Confirmation Date. This Confirmation Order constitutes an order of this Court under sections 365 and 1123(b) of the Bankruptcy Code approving the above-described assumptions, and no further notice to or action, order or approval of this Court shall be required.

42.  In the event of a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date; provided that until any such dispute is resolved, section 365 of Bankruptcy Code shall remain in full force and effect with respect to such Executory Contract or Unexpired Lease, including the right of the Debtors or Reorganized Debtors, as applicable, at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

43.  Any and all unresolved objections or reservations of rights in connection with the assumption of an Executory Contract or Unexpired Lease under the Plan or the proposed cure in the ordinary course by the Reorganized Debtors, if any, are overruled on their merits. Any non-Debtor party to an Executory Contract or Unexpired Lease that is assumed shall be deemed to have consented to such assumption.

XVI.	Insurance Policies.

44.  Notwithstanding anything herein or in the Plan to the contrary, on the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents and instruments related thereto, including all D&O Liability Insurance Policies. Entry of this Confirmation Order constitutes this Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair or otherwise modify any indemnity obligations presumed or otherwise referenced in the foregoing insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation shall survive the Effective Date.

XVII.  No Action Required

45.  Under the provisions of the Virginia Stock corporation Act, including section 13.1-604.1 thereof, the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Liability Company Act or any analogous provisions of the application business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized, and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers or members of each of the Debtors or Reorganized Debtors is required to authorize the Debtors or the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, certificate of dissolution, instrument, or other document to be executed, delivered adopted or amended in connection with the implementation of the Plan.

XVIII.  Governmental Approvals Not Required

46.  This Confirmation Order constitutes all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the dissemination, implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

XIX.	Retention of Rights of Governmental Units

47.  Nothing shall impair the rights of the United States to file any proofs of claim or administrative expense claims in these Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action within one hundred and eighty (180) days of the Petition Date.

XX.	Provisions Regarding the SEC

48.  Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan and this Confirmation Order, no provision of the Plan or the Confirmation Order shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims causes of action proceedings or investigations against any non-Debtor Person or non-Debtor Entity in any Forum.

XXI.	Provisions Regarding the Texas Taxing Authorities

49.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Allowed Claims of the Texas Taxing Authorities2 with respect to ad valorem taxes (the “Texas Taxing Authority Claims”) shall be classified as Class 1 - Other Secured Claims. The Texas Taxing Authority Claims will be paid the later of the Effective Date or when due pursuant to applicable non-bankruptcy law. The Texas Taxing Authority Claims shall include all accrued interest properly charged under applicable non-bankruptcy law through the date of payment. The prepetition tax liens of the Texas Taxing Authorities shall be expressly retained in accordance with applicable non-bankruptcy law until the applicable Texas Taxing Authority is paid in full. The Texas Taxing Authorities’ lien priority shall not be primed or subordinated by any exit financing entered into in conjunction with the confirmation of the Plan or otherwise. In the event that collateral that secures a Texas Taxing Authority Claim is returned to a creditor holding a lien that is junior to that of the Texas Taxing Authorities, the Debtors shall first pay all ad valorem property taxes that are secured by such collateral. All rights and defenses of the Debtors under applicable law are reserved and preserved with respect to such Texas Taxing Authority Claims.

XXII.	Severability of Plan Provisions; Nonseverability of Plan Provisions upon Confirmation

50.  This Confirmation Order constitutes a judicial determination as to the validity or enforceability of each of the provisions of the Plan in accordance with and subject to Article XII.C of the Plan. Notwithstanding any holding of this Court as to the non-validity or non- enforceability of a specific provision of the Plan, the remainder of the terms and provisions of the Plan will

[2]

Tax Appraisal District of Bell County, Denton County, Williamson County, City of Webster, Lone Star College System, Harris Co ESD #48, Harris Co ESD #16, Harris Co ESD #11, Katy ISD, Klein Independent School District, Kleinwood Municipal Utility District, Clear Creek Independent School District, West Memorial Municipal Utility District, City of Burleson, Burleson ISD, Johnson County, Plano ISD, Bexar County, Lubbock CAD, Collin County, Collin College, and City of Plano.

remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with Article XII.C of the Plan, is valid and enforceable pursuant to its terms. Moreover, the provisions of the Plan are nonseverable and mutually dependent.

51.  The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, the Disclosure Statement, any exhibit, or any related document in this Confirmation Order does not diminish or impair the effectiveness of enforceability of such article, section, or provision.

XXIII.	Immediate Binding Effect; Waiver of Stay

52.  Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, or otherwise, upon the occurrence of the Effective Date, this Confirmation Order is intended to be a Final Order and the period within which an appeal must be filed commences upon entry hereof, and the terms of this Confirmation Order, the Plan, and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Existing Equity Interests (irrespective of whether Holders of such Claims or Existing Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. This Confirmation Order shall be effective and enforceable immediately upon entry and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

XXIV.	Conditions to Effective Date.

53.  The Effective Date shall not occur unless the conditions precedent set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. The provisions governing the conditions precedent to the Effective Date set forth in Article IX of the Plan shall be, and hereby are, approved in their entirety. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver of such provisions pursuant to their terms. The substantial consummation of the Plan, within the meaning of sections 1101(2) and 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

XXV.	Retention of Jurisdiction

54.  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court, except as otherwise provided in the Plan or herein, shall retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, this Confirmation Order and the Plan to the fullest extent permitted by law.

XXVI.	Post-Confirmation Modifications

55.  In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are presumed to accept the Plan, subject to modifications, if any. All modifications to the Plan or Plan Supplement made after the Voting Deadline are hereby approved pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and no Holder of a Claim who has voted to accept the Plan shall be permitted to change its vote as a consequence of such modifications to the Plan or Plan Supplement.

56.  Subject to the limitations and terms contained in the Plan, the Debtors are hereby authorized to amend or modify the Plan at any time prior to the Effective Date of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, without further order of this Court, subject to the consent rights in the Plan.

57.  Notwithstanding the foregoing, the Debtors are authorized to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, the Plan Supplement, and this Confirmation Order without further order of this Court.

XXVII.	Applicable Non-Bankruptcy Law

58.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and any related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

XXVIII.	Separate Plans.

59.  The Plan is a separate Plan for each of the Debtors. Accordingly, the provisions of the Plan, including the definitions and distributions to creditors and equity interest holders, shall apply to the respective assets of, and Claims against, and Existing Equity Interests in, each Debtor’s separate Estate.

XXIX.  Exemption from Certain Transfer Taxes and Fees

60.  Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers of property or mortgages from or by the Debtors to the Reorganized Debtors or any other Person or entity pursuant to the Plan or pursuant to the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, UCC filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

XXX.  Reversal

61.  If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity or enforceability of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

XXXI.  Waiver of Section 341(a) Meeting and Filing of SOFAs and Schedules and Rule 2015.3 Reports

62.  Notwithstanding anything to the contrary in this Confirmation Order, the Plan, the Solicitation Procedures Order, any other order by this Court or any other filings or pleadings made in these Chapter 11 Cases, as of the date of this Confirmation Order, the requirement that the U.S. Trustee convene a meeting of creditors pursuant to section 341(a) of the Bankruptcy Code is hereby waived and, in accordance with the Solicitation Procedures Order, the requirement that the Debtors file SOFAs and Schedules and Rule 2015.3 Reports is permanently excused.

XXXII.  Terms of Injunctions or Stays

63.  Unless otherwise provided in the Plan or in this Combined Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of this Court, and extant on the date hereof (excluding any injunctions or stays contained in the Plan or in this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or in this Confirmation Order shall remain in full force and effect in accordance with their terms.

XXXIII.   Substantial Consummation.

64.   On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) and 1127 of the Bankruptcy Code.

XXXIV.   This Confirmation Order Controlling

65.   If there is any conflict between the Plan, the Plan Supplement, any order of this Court entered prior to the date hereof, or any other instrument or document contemplated by the Plan, on the one hand, and this Confirmation Order, on the other hand, the terms of this Confirmation Order shall control.

XXXV.    Headings.

66.  Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

XXXVI.   Final Order.

67.  This Confirmation Order is intended to be a Final Order, such that the period within which an appeal must be filed would commence upon the entry hereof.

/s/ Craig T. Goldblatt
Dated: June 17th, 2025 Wilmington, Delaware	CRAIG T. GOLDBLATT UNITED STATES BANKRUPTCY JUDGE

Exhibit A

First Amended Plan

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: WW INTERNATIONAL, INC., et al.,[1] Debtors.	Chapter 11 Case No. 25-10829 (CTG) (Jointly Administered) Ref. Docket Nos. 17, 18, 73, 142, 143 & 160

NOTICE OF (I) ENTRY OF FINDINGS OF FACT,

CONCLUSIONS OF LAW, AND ORDER APPROVING

AND CONFIRMING THE FIRST AMENDED JOINT PREPACKAGED

PLAN OF REORGANIZATION OF WW INTERNATIONAL, INC. AND

ITS DEBTOR AFFILIATES, AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE OF THE FOLLOWING:

Entry of Confirmation Order. On [June 17, 2025], the United States Bankruptcy Court for the District of Delaware (the “Court”) entered the Findings of Fact, Conclusions of Law, and Order (I) Approving the Adequacy of the Disclosure Statement and the Prepetition Solicitation Procedures and (II) Confirming the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates [Docket No. [●]] (the “Confirmation Order”), pursuant to which the Court approved and confirmed the First Amended Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, dated May 30, 2025 (as may be amended, modified, or supplemented, the “Plan”).2

Effective Date of the Plan. The Effective Date, as defined in the Plan, occurred on [●], 2025.

Discharge, Injunction, Release, and Exculpation. Pursuant to the Plan and the Confirmation Order, the discharge, injunction, release, and exculpation provisions in Article XI of the Plan are now in full force and effect.

Deadline to File Professional Fee Claims. As provided for in Article II of the Plan and the Confirmation Order, all final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application filed

[1]

The Debtors in these Chapter 11 Cases, along with the last four digits of their federal tax identification numbers, to the extent applicable, are WW International, Inc. (0273), WW North America Holdings, LLC (6141), WW Canada Holdco, Inc. (5680), WW.com, LLC (4196), W Holdco, Inc. (4087), WW Health Solutions, Inc. (3859), Weekend Health, Inc. (6812) and WW NewCo, Inc. (N/A). The Debtors’ headquarters is located at 675 Avenue of the Americas, 6th Floor, New York, NY 10010.

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan. The Plan is attached to the Confirmation Order as Exhibit A.

with the Court and served on the Reorganized Debtors and the U.S. Trustee no later than [●], 2025 (i.e., forty-five (45) days after the Effective Date) unless otherwise ordered by the Court. Objections to such applications must be filed and served on the Reorganized Debtors and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for a hearing on twenty-one (21) days’ notice.

Procedures Relating to Assumption of Executory Contracts. Pursuant to Article VI of the Plan and the Confirmation Order, all Executory Contracts and Unexpired Leases of the Debtors that have not been assumed, assumed and assigned, or rejected prior to the Effective Date, or are not subject to a motion to assume or reject filed before the Effective Date, shall be deemed assumed pursuant to the Confirmation Order, as of the Effective Date, unless such executory contract: (i) was assumed or rejected previously by such Debtor; (ii) expired or terminated pursuant to its own terms prior to the Effective Date; (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is included on the Schedule of Rejected Contracts which may be amended from time to time by the Debtors with the consent of the Ad Hoc Group Advisors (not to be unreasonably withheld) to add or remove Executory Contracts and Unexpired Leases, in which case the Executory Contracts and Unexpired Leases included on the Schedule of Rejected Contracts shall be deemed rejected on the Confirmation Date.

Copies of Pleadings. Copies of the Confirmation Order (to which the Plan is attached as Exhibit A) may be examined free of charge at https://restructuring.ra.kroll.com/weightwatchers/Home-Index by clicking the link on the left-hand side of the page titled “Plan and Disclosure Statement”. The Confirmation Order is also on file with the Court and may be viewed by accessing the Court’s website at www.deb.uscourts.gov. To access documents on the Court’s website, you will need a PACER password and login, which can be obtained at www.pacer.psc.uscourts.gov.

[Remainder of Page Intentionally Left Blank]

Dated:	[●], 2025 Wilmington, Delaware	YOUNG CONAWAY STARGATT & TAYLOR, LLP /s/ [●]

Edmon L. Morton (No. 3856)

Sean M. Beach (No. 4070)

Shella Borovinskaya (No. 6758)

Carol E. Thompson (No. 6936)

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Email:  emorton@ycst.com

 sbeach@ycst.com

 sborovinskaya@ycst.com

 cthompson@ycst.com

-and-

SIMPSON THACHER & BARTLETT LLP

Elisha D. Graff (admitted pro hac vice)
Moshe A. Fink (admitted pro hac vice)

Rachael L. Foust (admitted pro hac vice)

Zachary J. Weiner (admitted pro hac vice)

425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
Email:  egraff@stblaw.com

 moshe.fink@stblaw.com

 rachael.foust@stblaw.com

 zachary.weiner@stblaw.com

Co-Counsel to the Debtors and Debtors in Possession